Exhibit 10.1
TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT
This Transition, Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined in Section 5 below) by and between National CineMedia, Inc. (“NCM” or the “Company”) and Clifford E. Marks (“Mr. Marks”) (together, the “Parties”).
WHEREAS, NCM and Mr. Marks are parties to the Amended and Restated Employment Agreement with an effective date of May 8, 2015, (the “Employment Agreement”), pursuant to which Mr. Marks currently serves as President of NCM;
WHEREAS, the Parties have agreed that Mr. Marks’s last day of employment with NCM will be on July 1, 2021 (the “Separation Date”);
WHEREAS, Mr. Marks has agreed to provide certain consulting services following his cessation of employment with NCM on the Separation Date;
WHEREAS, the Parties have mutually agreed to establish terms for Mr. Marks’s transition and separation from employment with the Company; and
WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement and the consulting agreement attached to this Agreement as Attachment B (the “Consulting Agreement”) shall be the exclusive payments, benefits and rights due Mr. Marks in connection with Mr. Marks’s separation from employment with the Company on the Separation Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Separation Date; Transition Period; Post-Employment Benefits. Provided Mr. Marks signs and returns this Agreement and the Consulting Agreement on or before June 14, 2021 and does not revoke his acceptance of this Agreement, the following terms shall apply:
(a) Mr. Marks’s effective date of separation from employment with NCM will be the Separation Date, on which date he shall be paid all unpaid base salary earned through such date (including any amounts for accrued but unused vacation time), and shall be reimbursed for any business expenses properly incurred through such date for which he has sought reimbursement. Following the Separation Date, all salary payments from NCM will cease and any benefits Mr. Marks had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law and other than Mr. Marks’s equity rights, which shall be subject to the terms of this Agreement and the applicable equity plan documents. Mr. Marks hereby resigns, as of the Separation Date, from his position as President, and from any and all other positions he holds as an officer or employee of NCM or any of its affiliates, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by NCM. Mr. Marks hereby agrees that his separation from employment on the Separation Date shall be deemed a voluntary resignation by him, such that he will not be eligible to receive any severance benefits under Section 8(d) of the Employment Agreement.
(b) The period between the Agreement Effective Date and the Separation Date will be a transition period (the “Transition Period”), during which, on a full-time basis, Mr. Marks will use his full-time professional efforts to professionally, timely and cooperatively perform his duties as President, as well as such additional transition duties as may be reasonably requested by and at the direction of the Chief Executive Officer or the Board of Directors of the Company (the “Transition Duties”). The Transition Duties shall in any event include Mr. Marks training his successor and any senior sales executives of NCM and its affiliates designated by the Chief Executive Officer, and managing and transferring client relationships to his successor. During the Transition Period, Mr. Marks will continue to receive his current base salary rate of $728,985.69 on an annualized basis, and will continue to participate in NCM’s benefit plans

(pursuant to the terms and conditions of such plans). Mr. Marks shall be eligible to receive a pro-rated (based on his Separation Date) bonus for the 2021 calendar year pursuant to the terms and conditions of the Company’s Annual Cash Bonus Plan, with any 2021 annual bonus to be paid at such time as Company executives receive their 2021 annual bonuses. Mr. Marks acknowledges that (i) the Company granted restricted stock unit awards to him in January 2021 as part of the Company’s annual equity award process (the “2021 RSUs”), which 2021 RSUs and other outstanding Equity Awards (as defined below) shall be subject to the plans under which they were granted, the applicable equity award agreements, this Agreement and the Consulting Agreement, and (ii) the Company does not currently intend to grant equity awards to him following the Separation Date in his capacity as a consultant or otherwise. For the avoidance of doubt, the Employment Agreement shall remain in full force and effect during the Transition Period, except as and to the extent to which any of the terms of this Agreement are contrary to or conflict with the terms of the Employment Agreement, in which event the terms of this Agreement shall govern. The parties agree that Sections 2(a) – (c), 3, 4, and 9 of the Employment Agreement conflict with the terms of this Agreement and that those Sections are therefore of no further force or effect as of the Agreement Effective Date. The parties further agree that the execution of this Agreement, the non-renewal of the Term of Employment (as defined in the Employment Agreement), and Mr. Marks’s separation from employment on the Separation Date will in no event be deemed to require payment of any of the severance benefits provided under Section 8(d) of the Employment Agreement.
(c) Provided that Mr. Marks (i) remains employed by the Company on the Separation Date, (ii) completes to NCM’s reasonable satisfaction the Transition Duties in Section 1(b) above, (iii) signs the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on, but not before, the Separation Date and does not revoke the Additional Release, and (iv) complies with all of the terms of this Agreement, Mr. Marks shall receive the following post-employment benefits (the “Post-Employment Benefits”):
(A) COBRA. Should Mr. Marks timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the eighteen-month anniversary of the first day of the month following the Separation Date (the “COBRA Anniversary Date”), and (y) the date on which Mr. Marks obtains equivalent alternative coverage (as applicable, the “COBRA Payment Period”), pay 100% of the monthly premiums for such coverage to the applicable COBRA vendor or provider unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case any amounts paid by the Company on behalf of Mr. Marks pursuant to this clause (B) shall be imputed to Mr. Marks as additional taxable income to the minimum extent as may be required to avoid adverse consequences to Mr. Marks or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010. All premium costs following the COBRA Payment Period, if any, shall be paid by Mr. Marks on a monthly basis for as long as, and to the extent that, he remains eligible for COBRA continuation. Mr. Marks agrees that, should he obtain equivalent alternative medical and/or dental insurance coverage prior to the COBRA Anniversary Date, he will so inform the Company in writing within five (5) business days of obtaining such coverage.
(B) Consulting Opportunity. Mr. Marks shall, during the Consultation Period (as defined in the Consulting Agreement) and pursuant to the terms set forth in the Consulting Agreement, provide services to the Company as a consultant (the “Consulting Opportunity”). In exchange for such services, and as and to the extent set forth in the Consulting Agreement, (i) Mr. Marks will receive Consulting Fees, (ii) the outstanding equity awards previously granted to Mr. Marks by the Company (collectively, the “Equity Awards”) will continue to vest and be exercisable in accordance with the applicable equity plans and agreements and (iii) the December 2021 supplemental cash compensation payment will continue to vest and be payable on June 24, 2022 instead of December 23, 2021 (“Cash Award”). Attachment C sets forth the Equity Awards currently held by Mr. Marks, as well as the impact Mr. Marks’s separation from employment pursuant to the terms hereof will have on such Equity Awards (other than in the event of Mr. Marks’s termination for Cause).
2.Termination Prior to the Separation Date. In the event that Mr. Marks’s employment ends for any reason prior to the Separation Date, the terms and conditions of Section 8 of the Employment Agreement shall govern and Mr. Marks shall not be eligible to receive any of the Post-Employment Benefits; provided, however, that if the Company terminates Mr. Marks’s employment without Cause (as defined in the Employment Agreement) prior to the Separation Date, he shall be eligible to receive the severance benefits set forth in Section 8(d) of the Employment Agreement.
3.Release of Claims. In exchange for the consideration set forth in this Agreement, which Mr. Marks acknowledges he would not otherwise be entitled to receive, Mr. Marks hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. Marks ever had or now has against any or all of the Released Parties up to the date on which Mr. Marks signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. Marks’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination and anti-retaliation law), Colo. Rev. Stat. § 19-5-211 (Colorado adoption leave law), Colo. Rev. Stat. § 24-34-402.7 (Colorado domestic violence leave law), and Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 1 et seq., N.Y. Civ. Rights Law § 47-a (New York disability discrimination law), N.Y. Civ. Rights Law § 48 et seq. (New York genetic disorder discrimination law), N.Y. Lab. Law § 201-c (New York adoption leave law), N.Y. Lab. Law § 206-b (New York maternity leave law), N.Y. Lab. Law §§ 202-a, 202-b, 202-j et seq. (New York organ, bone marrow, and blood donation leave law), N.Y. Lab. Law § 190 et seq. (New York wage payment laws), N.Y. Lab. Law § 190 (New York equal pay law), The New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq., N.Y. Workers’ Compensation Law, § 200 et seq. (New York paid family leave benefits law), N.Y. Lab. Law § 740 (New York whistleblower protection law), and the New York City Earned Sick Time Act, N.Y.C. Admin. Code § 20-911 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. Marks’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. Marks from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. Marks acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. Marks further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Mr. Marks of any rights under the Equity Awards and any other accrued benefits to which Mr. Marks has acquired (or will, pursuant to Section 1 and the Consulting Agreement, acquire) a vested right under any employee benefit plan or policy, stock plan, or any health care continuation to the extent required by applicable law; or (iii) deprive Mr. Marks of any rights Mr. Marks may have to be indemnified by the Company pursuant to the Company’s Certificate of Incorporation or By-Laws or the Indemnification Agreement between Mr. Marks and the Company dated February 7, 2007. Nothing herein shall prevent Mr. Marks from bringing claims to enforce this Agreement and/or the Consulting Agreement.
4.Continuing Obligations. In exchange for the consideration set forth in this Agreement, Mr. Marks acknowledges and agrees as follows: Mr. Marks acknowledges that the Company is engaged in a highly competitive business and that the preservation of its Proprietary or Confidential Information (as defined in Section 4(a) below) to which Mr. Marks has been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success. Mr. Marks also acknowledges that the Company’s relationships with its business partners (hereinafter “Business Partners”) which means NCM LLC, AMC, Cinemark and Regal and all their respective Affiliates together with any chain, circuit or group (of any nature of description) of movie theaters or like venues which now or hereafter enter into business relations with the Company, are extremely valuable and that, by virtue of Mr. Marks’s employment with the Company, he may have contact with such Business Partners on behalf of and for the benefit of the Company. As a result, Mr. Marks’s engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given Mr. Marks’s knowledge of the Company’s Proprietary or Confidential Information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 4. Therefore, Mr. Marks acknowledges and agrees that in consideration of all of the above and in exchange for access to the Company’s Proprietary or Confidential Information, Mr. Marks will be bound by, and comply in all respects with, the provisions of this Section 4. For purposes of this Section 4, any references to the time period of Mr. Marks’s employment with the Company shall date back to Mr. Marks’s original hire date with the Company.
(a) Confidentiality. Mr. Marks shall at all times hold in strict confidence any Proprietary or Confidential Information related to the Company or any of its affiliates (which shall mean any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and/or any entity in which the Company has a significant equity interest, in either case as determined by the Board, hereinafter “Affiliates”) (including without limitation AMC, Cinemark, Regal and NCM, LLC), except that Mr. Marks may disclose such information as required by law, court order, regulation, or similar order provided Mr. Marks shall first have notified the Company of the pendency of such proceeding and afforded the Company an opportunity to intervene and defend against disclosure. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all non-public information relating to the Company or any of its Affiliates (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies;

compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Company and its employees; all personally identifiable information regarding Company employees, contractors, and applicants; lists of actual or potential Business Partners; and all other business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the Company’s industry, that was learned, discovered, developed, conceived, originated, or prepared during Mr. Marks’s employment with the Company, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Company or its Affiliates at the time of any disclosure by Mr. Marks.
The relationship between Mr. Marks and the Company and its Affiliates is and shall continue to be one in which the Company and its Affiliates repose special trust and confidence in Mr. Marks, and one in which Mr. Marks has and shall have a fiduciary relationship to the Company and its Affiliates. As a result, the Company and its Affiliates shall, in the course of Mr. Marks’s duties to the Company, entrust Mr. Marks with, and disclose to Mr. Marks, Proprietary or Confidential Information. Mr. Marks recognizes that Proprietary or Confidential Information has been developed or acquired, or will be developed or acquired, by the Company and its Affiliates at great expense, is proprietary to the Company and its Affiliates, and is and shall remain the property of the Company and its Affiliates. Mr. Marks acknowledges the confidentiality of Proprietary or Confidential Information and further acknowledges that Mr. Marks could not competently perform Mr. Marks’s duties and responsibilities in Mr. Marks’s position with the Company and/or its Affiliates without access to such information. Mr. Marks acknowledges that any use of Proprietary or Confidential Information by persons not in the employ of the Company and its Affiliates would provide such persons with an unfair competitive advantage which they would not have without the knowledge and/or use of the Proprietary or Confidential Information and that this would cause the Company and its Affiliates irreparable harm. Mr. Marks further acknowledges that because of this unfair competitive advantage, and the Company’s and its Affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, Mr. Marks has agreed to the post-employment restrictions set forth in this Section 4. Nothing in this Section 4(a) is intended, or shall be construed, to limit the protection of any applicable law or policy of the Company or its Affiliates that relates to the protection of trade secrets or confidential or proprietary information.
(b) Non-Solicitation of Employees. During Mr. Marks’s employment with the Company, any Consultation Period, and for the one-year period following the later of (x) the date on which Mr. Marks’s employment terminates for any reason, and (y) the date on which any Consultation Period terminates for any reason (collectively, the “Coverage Period”), Mr. Marks hereby agrees not to, directly or indirectly, solicit, hire, seek to hire, or assist any other person or entity (on his own behalf or on behalf of such other person or entity) in soliciting or hiring any person who is at that time an employee, consultant, independent contractor, representative, or other agent of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce or encourage any such employee to leave the employ of the Company or its Affiliates.
(c) Non-Competition.
(i) During the Coverage Period, Mr. Marks shall not compete with the Company by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, or otherwise, to any Competitor that (A) is the same or similar to the services Mr. Marks provided to the

Company or (B) creates the reasonable risk that Mr. Marks will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information. “Competitor” means any business that operates or does business competitive with that of the Company in any State, territory, or protectorate of the United States in which the Company or an Affiliate does business and/or in any foreign country in which the Company or an Affiliate has or maintains any place of business, venue, facility, or otherwise conducts business, as of the date of Mr. Marks’s termination of employment with the Company or, if later, termination of the Consultation Period. The Parties agree that with regards to entities in any foreign country in which the Company or an Affiliate has or maintains any place of business, venue, facility, or otherwise conducts business, Mr. Marks may provide consulting services to such entities provided that they do not, and do not intend to, conduct business in the United States. Mr. Marks further acknowledges and agrees that the restrictions imposed in this subparagraph (i) will not prevent Mr. Marks from earning a livelihood and that they are reasonable.
(ii) Notwithstanding the foregoing, should Mr. Marks consider working for or with any actually, arguably, or potentially competing business following the termination of Mr. Marks’s employment with the Company or any of its Affiliates and during the Coverage Period, then Mr. Marks agrees to provide the Company with two (2) weeks advance written notice of Mr. Marks’s intent to do so, and also to provide the Company with accurate information concerning the nature of Mr. Marks’s anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 4 (the “Non-Compete Notice”). After receipt of such notice, the Company may then agree, in its sole, absolute, and unreviewable discretion, which shall not be unreasonably withheld, to waive, modify, or condition its rights under this Section 4. In particular, the Company may agree to modify Section 4(c)(i) if the Company concludes that (1) the work Mr. Marks will be performing for a Competitor is different from the work Mr. Marks was performing during Mr. Marks’s employment with the Company or any of its Affiliates and/or (2) there is no reasonable risk that Mr. Marks will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information.
(iii) Notwithstanding the foregoing, the Company agrees that, between February 26, 2024 and the end of the Coverage Period, and following receipt of a Non-Compete Notice, the Company will permit Mr. Marks to provide work, services or any other form of assistance for a Competitor so long as the Competitor does not directly compete with the business of the Company.
(d) Non-Solicitation of Business Partners. Mr. Marks acknowledges that, by virtue of his employment by the Company or its Affiliates, Mr. Marks has gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s Business Partners, among other Proprietary or Confidential Information, and that Mr. Marks would inevitably have to draw on such information if he were to solicit or service the Company’s Business Partners on behalf of a Competitor. Accordingly, during the Coverage Period, Mr. Marks agrees not to, directly or indirectly, solicit the business of or perform any services of the type he performed or sell any products of the type he sold during his employment with or services for the Company for or to actual or prospective Business Partners of the Company (i) as to which Mr. Marks performed services, sold products or as to which employees or persons under Mr. Marks’s supervision or authority performed such services, or had direct contact, or (ii) as to which Mr. Marks had accessed Proprietary or Confidential Information during the course of Mr. Marks’s employment or engagement by the Company, or in any manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Company and its Affiliates and such actual or prospective Business Partner. Mr. Marks further agrees that during the Coverage Period, Mr. Marks will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Company.
(e) Non-Interference. During the Coverage Period, Mr. Marks agrees not to, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Company, to terminate or diminish its business relationship with the Company; nor will Mr. Marks take any other action that could, directly or indirectly, be detrimental to the Company’s relationships with its Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business.
(f) Non-Disparagement. Mr. Marks agrees during and following the Transition Period not to, and the Company agrees to direct its executive officers and members of the Board not to, during and following the Transition Period, make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the other Party or its Affiliates engaged in any wrongful, unlawful or improper conduct, whether relating to Mr. Marks’s employment (or the termination thereof), the business, management, or operations of the Company or its Affiliates, or otherwise (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the other Party or its Affiliates. Nothing herein, however, will be deemed to preclude a Party from providing truthful testimony or information pursuant to a subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities, including as and to the extent set forth in Section 11 below.
(g) Breach. Mr. Marks acknowledges that the restrictions contained in this Section 4 are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by Mr. Marks, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by Mr. Marks to perform any of Mr. Marks’s obligations under this Section 4. Accordingly, if the Company or any of its subsidiaries or Affiliates institutes any action or proceeding to enforce their rights under this Section 4, to the extent permitted by applicable law, Mr. Marks hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, Mr. Marks shall not claim that any such remedy at law exists, and Mr. Marks consents to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Agreement, and expressly waives any security that might otherwise be required in connection with such relief. Mr. Marks also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert. In the event any provision of this Section 4 is found to be unenforceable by a court of competent jurisdiction it is agreed the remaining and other provisions shall be enforced and the provision so found unenforceable shall be reformed so as to be enforceable to the maximum extent allowed by law.
5.Time for Consideration and Revocation. Mr. Marks acknowledges that he was initially presented with this Agreement on May 23, 2021 (the “Receipt Date”). Mr. Marks understands that this Agreement shall be of no force or effect unless he signs and returns this Agreement on or before the twenty-second day following the Receipt Date and does not revoke his acceptance of this Agreement within the seven-day period after his execution (the eighth day following such execution, the “Agreement Effective Date”). Mr. Marks further understands that he is not eligible to receive the Post-Employment Benefits unless he timely signs, returns, and does not revoke the Additional Release.
6.Acknowledgements. Mr. Marks acknowledges that he has been given at least twenty-one (21) days from the Receipt Date to consider this Agreement and the Additional Release (such 21-day period, the “Consideration Period”), and that he is hereby advised to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. Mr. Marks acknowledges that he is entering into this Agreement with full knowledge of his right to obtain such counsel, and that he is entering into this Agreement and the Additional Release on a voluntary basis and has relied upon no promises or representations by anyone except as contained in this document. Mr. Marks further acknowledges and agrees that any changes made to this Agreement or any attachments or exhibits hereto following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Mr. Marks understands that he may revoke this Agreement and the Additional Release for a period of seven (7) days after he signs each document by notifying NCM in writing, and that neither this Agreement nor the Additional Release shall be effective or enforceable until the expiration of the document’s respective seven (7) day revocation period. Mr. Marks understands and agrees that by entering into this Agreement and Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
7.Voluntary Assent. Mr. Marks affirms that no other promises or agreements of any kind have been made to or with his by any person or entity whatsoever to cause his to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Mr. Marks further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
8.Dispute Resolution. This Agreement shall be interpreted and construed by the laws of the State of Colorado, without regard to conflict of laws provisions. Any dispute arising out of or relating to this Agreement shall be resolved by arbitration in Denver, Colorado through JAMS pursuant to its Employment Arbitration Rules (other than a dispute pertaining to the Restrictive Covenant Obligations, in which event a party may seek injunctive relief in a court of competent jurisdiction).
9.Cooperation. Mr. Marks agrees that, to the extent permitted by law, he shall cooperate fully with NCM in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against NCM or its affiliates by a third party or by or on behalf of NCM against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Mr. Marks’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with NCM’s counsel, at reasonable times and locations designated by NCM, to investigate or prepare NCM’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by NCM. Mr. Marks further agrees that, to the extent permitted by law, he will notify NCM promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against NCM.
10.Confidentiality. Mr. Marks understands and agrees that, except as otherwise permitted by Section 11 below, the contents of the negotiations and discussions resulting in this Agreement and the Consulting Agreement shall be maintained as confidential by Mr. Marks and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.
11.Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits Mr. Marks from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Mr. Marks is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Mr. Marks obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Mr. Marks’s confidentiality and nondisclosure obligations, Mr. Marks is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
12.Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
13.Validity. Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
14.Nature of Agreement. Mr. Marks understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship.
15.Tax Acknowledgement. In connection with any payments or benefits provided to Mr. Marks pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Mr. Marks shall be responsible for all applicable taxes owed by him with respect to such payments or benefits under applicable law. Mr. Marks acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments or benefits set forth in this Agreement.
16.Section 409A. This Agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly. Notwithstanding anything to the contrary in this Agreement, if at the time of Mr. Marks’s termination of employment or otherwise when any payment or benefits is payable hereunder, he is a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the Separation Date, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, as soon as practicable following Executive’s death as may be permitted by Section 409A; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this Agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A. In addition, each payment made pursuant to the Agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments. Neither the Company nor any of its agents or affiliates shall have any liability to Mr. Marks should the benefits and payments hereunder that are intended to be exempt from or compliant with Section 409A, not be so exempt or compliant.
17.Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof; provided, however, and for the avoidance of doubt, that this Agreement does not supersede the Employment Agreement, which remains in full force and effect except as and to the extent set forth in Section 1(b) above.
18.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

NATIONAL CINEMEDIA, INC.

By:	/s/ Tom Lesinski	Date:	June 9, 2021
Name:	Tom Lesinski
Title:	CEO
I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one days to consider this Agreement and I have chosen to execute this on the date below. I understand that I will have seven (7) days following my execution of this Agreement in which to revoke my acceptance. I further understand that the Post-Employment Benefits set forth in this Agreement are contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.
CLIFFORD E. MARKS

/s/ Clifford E. Marks	June 9, 2021
Signature	Date

Attachment A
Additional Release of Claims
This Additional Release of Claims (the “Additional Release”) is made as of the date set forth opposite the below signature of Clifford E. Marks (“Mr. Marks”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement (the “Separation Agreement”) to which this Additional Release is attached as Attachment A.
WHEREAS, Mr. Marks is entering into this Additional Release in accordance with the terms and conditions set forth in the Separation Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Marks hereby agrees as follows:
1. Release. In consideration of the Post-Employment Benefits set forth in the Separation Agreement, which Mr. Marks acknowledges he would not otherwise be entitled to receive, Mr. Marks hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. Marks ever had or now has against any or all of the Released Parties up to the date on which Mr. Marks signs this Additional Release, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. Marks’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination and anti-retaliation law), Colo. Rev. Stat. § 19-5-211 (Colorado adoption leave law), Colo. Rev. Stat. § 24-34-402.7 (Colorado domestic violence leave law), and Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 1 et seq., N.Y. Civ. Rights Law § 47-a (New York disability discrimination law), N.Y. Civ. Rights Law § 48 et seq. (New York genetic disorder discrimination law), N.Y. Lab. Law § 201-c (New York adoption leave law), N.Y. Lab. Law § 206-b (New York maternity leave law), N.Y. Lab. Law §§ 202-a, 202-b, 202-j et seq. (New York organ, bone marrow, and blood donation leave law), N.Y. Lab. Law § 190 et seq. (New York wage payment laws), N.Y. Lab. Law § 190 (New York equal pay law), The New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq., N.Y. Workers’ Compensation Law, § 200 et seq. (New York paid family leave benefits law), N.Y. Lab. Law § 740 (New York whistleblower protection law), and the New York City Earned Sick Time Act, N.Y.C. Admin. Code § 20-911 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. Marks’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. Marks from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. Marks acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. Marks further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Mr. Marks of any rights under the Equity Awards and any other accrued benefits to which Mr. Marks has acquired (or will, pursuant to Section 2 of the Separation Agreement and the Consulting Agreement, acquire) a vested right under any employee benefit plan or policy, stock plan, or any health care continuation to the extent required by applicable law; or (iii) deprive Mr. Marks of any rights Mr. Marks may have to be indemnified by the Company as provided in any agreement between the Company and Mr. Marks or pursuant to the Company’s Certificate of Incorporation or By-Laws. Nothing herein shall prevent Mr. Marks from bringing claims to enforce the Separation Agreement and/or the Consulting Agreement.
2. Return of NCM Property. Mr. Marks confirms that he has returned to NCM all property of NCM, tangible or intangible, including but not limited to keys, files, records (and copies thereof), and equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), and that he has left intact all electronic NCM documents, including but not limited to those that he developed or helped to develop during his employment; provided, however, that Mr. Marks may, during the Consultation Period, retain his Company laptop (which shall be returned to the Company upon the last day of the Consultation Period). Mr. Marks further confirms that he has canceled all accounts for his benefit, if any, in NCM’s name, including but not limited to, credit cards, cellular phone and/or wireless data accounts and computer accounts.
3. Business Expenses; Final Compensation. Mr. Marks acknowledges that he has been reimbursed by NCM for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Mr. Marks further acknowledges that he has received all compensation due to him from NCM, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from NCM, other than the Post-Employment Benefits.
4. Time for Consideration; Acknowledgments. Mr. Marks acknowledges that, in order to receive the Post-Employment Benefits, he must sign and return this Additional Release on, but not before, the Separation Date. Mr. Marks acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that NCM advised him to consult with an attorney of his own choosing prior to signing this Additional Release. Mr. Marks understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying NCM in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Mr. Marks understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
5. Voluntary Assent. Mr. Marks affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release. Mr. Marks states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. Mr. Marks further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Separation Agreement.

I hereby provide this Additional Release as of the current date. I intend that this Additional Release will become a binding agreement between me and NCM if I do not revoke my acceptance in seven (7) days.
Clifford E. Marks

Signature	Date

Attachment B
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is effective as of July 2, 2021 by and between National CineMedia, LLC (the “Company”), and CMarksCo, LLC, a New York limited liability company (the “Consulting Company”), and will be effective as of the day immediately following the Separation Date (hereinafter, the “Consulting Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation and Release of Claims Agreement entered into by National CineMedia, Inc. (“NCM”) and Clifford E. Marks (the “Consultant”) (the “Separation Agreement”) to which this Agreement is attached as Attachment B.
WHEREAS, the Consultant is the President of the Consulting Company.
WHEREAS, the Consultant has certain knowledge and expertise regarding the Company, the advertising industry, and the Company’s clients as a result of having served as President of NCM; and
WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and familiarity, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consulting Company hereby agree as follows:
1.Services.
a.Services; Performance. The Consultant shall, personally and on behalf of the Consulting Company, render to the Company such consulting services as may mutually be agreed to by the Consulting Company and the Company from time to time in writing, which shall include the following (collectively, the “Services”):
•New revenue generation and assistance with revenue challenges and strategy.
•Mentor senior sales executives as directed by the Chief Executive Officer of National CineMedia, Inc. (“CEO”).
•Assist the affiliate team with strategy and relationship management with key exhibitors.
•Assist the digital team with product and revenue strategy.
•Maintain close relationship with the CEO and consult on critical strategies and company direction.
•Be a resource to the CEO and Board of Directors of NCM on general strategy, industry, company, and advice.
•Attend, upon request and prior written approval by the CEO, key events such as:
◦Client and internal meetings in the Company’s offices
◦Non-executive sessions of NCM Board of Director meetings that address sales and business operations
•Attend, upon request and prior written approval by the CEO, film festivals, such as Cannes, Lions, and Sundance. If the Consultant is asked to attend any such festival, he shall actively represent the Company and its interests at all times while participating in the festival. The Company will reimburse the Consultant for all reasonable out-of-pocket expenses incurred by him in traveling to and attending any festival he is requested to attend, but the Consultant shall not bill

(and he will not be paid any Consulting Fee) for hours spent by him traveling to and from or attending such festival.
The Consultant shall perform the Services in a professional manner and consistent with the highest industry standards. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.
b.Non-Exclusive. The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party and/or be employed by any third party on a full-time basis, so long as any such work by the Consultant does not (x) impede the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) conflict with the Consultant’s continuing obligations to NCM and the Company as detailed in the Separation Agreement.
2.Term and Termination.
a.Consultation Period. Provided the Consultant’s employment with NCM ended on the Separation Date, the Consultant has timely entered into and not revoked the Separation Agreement and Additional Release, the Consultant abides by all of the obligations of this Agreement and the Separation Agreement, and subject to the terms and conditions hereinafter set forth, the term of this Agreement shall commence on the Consulting Effective Date and continue until February 26, 2024 (such period, the “Consultation Period”).
b.Anticipated Hours of Services. The Consultant shall devote such hours at such times as may reasonably be required for satisfactory performance of the Services. The parties currently contemplate that (i) during the initial twelve (12) months of the Consultation Period (July 2, 2021 – June 30, 2022) (the “Initial Period”), the Consultant will perform, on average, forty (40) hours of Services per month; (ii) during the subsequent six (6) month period (July 1, 2022 – December 31, 2022) (the “Subsequent Period”), the Consultant will perform, on average, between ten (10) and forty (40) hours of Services each month (with the parties to confer no later than June 1, 2022 about the likely number of hours needed during the Subsequent Period); and (iii) during the remainder of the Consultation Period (January 1, 2023 – February 26, 2024) (the “Remaining Period”), the Consultant will make himself reasonably available to perform the Services on an as-needed and as-requested basis.
c.Termination of Consultation Period.
i.Automatic Termination: The Consultation Period shall automatically terminate upon the death of the Consultant or the date on which the Consultant becomes physically or mentally incapable of performing the Services.
ii.Termination by Company: This Agreement and the Consultation Period may further be terminated at any time after the Consulting Effective Date by the Company in the following manner:
1.Upon thirty days’ written notice if the Consulting Company has materially breached this Agreement or the Consultant has materially breached the Separation Agreement and in either case, if curable, has not cured within thirty days of the written notice.; or

2.Immediately upon written notice if the Consultant acts or conducts himself in any manner that is illegal, offensive to the standards of decency, morality or social propriety resulting in public scandal or ridicule, or which is widely deemed by members of the general public to offend, insult or denigrate individuals or groups.
iii.Termination by Consulting Company: This Agreement and the Consultation Period may be terminated at any time after the Consulting Effective Date by Consulting Company in the following manner:
1.Upon thirty days’ written notice if the Company has materially breached this Agreement (including by the Company’s failure to timely pay the Consulting Fees) or the Company has materially breached the Separation Agreement and in either case, has not cured within thirty days of the written notice.
For the avoidance of doubt, (1) this Agreement may be terminated any time upon the mutual written consent of the parties hereto, (2) nothing herein obligates the Company to seek the Services of the Consulting Company during the Consultation Period, and (3) the Company retains the right to limit the hours of Services provided by the Consultant each month and/or direct the Consultant not to perform any Services during a month.
d.Effects of Termination. In the event of any termination of this Agreement pursuant to Section 2(c)(i) or 2(c)(ii) above, (1) the Consulting Company shall be entitled only to the Consulting Fees due and payable at the time of such termination and expenses (including reimbursements) incurred in accordance with Section 3(a) and (b) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement, and (2) any vesting of the Consultant’s Equity Awards and Cash Award will cease immediately upon termination of this Agreement. In the event of any termination of this Agreement by the Consulting Company pursuant to Section 2(c)(iii) above or for any other reason except pursuant to Section 2(c)(i) or 2(c)(ii) above, the Company shall continue to provide all compensation that would otherwise have been due pursuant to Section 3(a) and (b) below during the Consultation Period had it not terminated early and had the Consultant performed 480 hours of Services during the Initial Period, 10 hours of Services each month during the Subsequent Period, and no Services during the Remaining Period.
3.Compensation and Reimbursement.
a.Consulting Fees. The Company shall pay to the Consulting Company the consulting fees detailed below (the “Consulting Fees”). No Consulting Fees will be paid for travel time, which shall not be compensated or counted when calculating hours of Services performed.
i.During the Initial Period, the Company shall, in accordance with Section 3(d) below, pay to the Consulting Company a consulting fee of $50,833.33 per month (which amount is for an anticipated 40 hours of Services provided each month). At the conclusion of the Initial Period, the Company shall undertake an accounting of the total number of hours of Services actually provided during the Initial Period (not including travel time) (the “Audited Hours”). If the Audited Hours exceed 528 hours, the Company will pay the Consulting Company, no later than August 15, 2022, an additional consulting fee of $650.00 per hour for each hour of Services above 528 hours that was provided during the Initial Period, up to a maximum of 600 hours. If the Audited Hours are less than 432 hours, then during the Subsequent Period the Company shall not pay to the

Consulting Company any hourly consulting fee for Services performed until the Consultant has provided, in total (beginning on the Consulting Effective Date), 432 hours of Services (the “Adjustment”), at which time the Company will begin paying the Consulting Company the hourly rate set forth in Section 3(a)(ii) below.
ii.During the Subsequent Period, the Company shall, in accordance with Section 3(d) below (but subject to the Adjustment provided for in Section 3(a)(i) above), pay to the Consulting Company a consulting fee in the amount of $750.00 per hour for the first forty hours of Services performed each month and $650.00 per hour for any additional hours of Services performed that month.
iii.During the Remaining Period, the Company shall, in accordance with Section 3(d) below, pay to the Consulting Company a consulting fee in the amount of $750.00 per hour for any Services performed each month.
b.Equity and Other Vesting. During the Consultation Period, and based on the Consultant’s performance of the Services hereunder, the Consultant’s Equity Awards (as defined in the Separation Agreement) will continue to vest and be exercisable in accordance with the terms of the applicable agreements and plan documents, and the Consultant’s Cash Award will continue to vest and be payable on June 24, 2022 (instead of December 23, 2021).
c.Expense Reimbursement. The Company shall reimburse the Consulting Company for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
d.Itemized Statements; Payment of Consulting Fees. At the end of each month during the Consultation Period, the Consulting Company shall submit to the Company a statement setting forth the number of hours of Services performed by the Consultant that month (not including travel time), a description of the Services performed, and the expenses (if any) incurred pursuant to Section 3(c) above (including documentation evidencing any such expenses). Within fifteen (15) business days thereafter, the Company shall pay the Consulting Fees to the Consulting Company and shall reimburse the Consulting Company for any properly incurred expenses.
e.No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and, except as set forth in the Separation Agreement, the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company or its affiliates.
4.Independent Contractor. Neither the Consulting Company nor the Consultant shall, as of the Consulting Effective Date or at any time during the Consultation Period, be deemed an employee of the Company or its affiliates. The status and relationship of the Consulting Company and Consultant with the Company and its affiliates shall be that of an independent contractor and consultant. Neither the Consulting Company nor the Consultant is authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or its affiliates or to bind the Company or its affiliates in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Consulting Company shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consulting Company under this Agreement and the Consulting Company agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.
5.Notice. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by certified or registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consulting Company: CMarksCo, LLC At the address last on file with the Company	If to the Company: National CineMedia, Inc., its Manager Attn: General Counsel 6300 S. Syracuse Way, Suite 300 Centennial, CO 80111
With a copy to: Foster Graham Milstein & Calisher LLP Attn: Evan J. Husney 360 South Garfield Street, 6th Floor Denver, CO 80230
From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.
6.Miscellaneous. This Agreement constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Separation Agreement. This Agreement shall be interpreted and construed by the laws of the State of Colorado, without regard to conflict of laws provisions. Any dispute arising out of or relating to this Agreement shall be resolved by arbitration in Denver, Colorado through JAMS pursuant to its Employment Arbitration Rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Consulting Company and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services may not be assigned or delegated by the Consulting Company to any person or entity other than the Consultant. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

CMarksCo, LLC	NATIONAL CINEMEDIA, LLC.

/s/ Clifford E. Marks	By:	Tom Lesinski
By: CLIFFORD E. MARKS	National CineMedia, Inc., Its Manager
Its: CEO	Name: Tom Lesinski
Title: CEO

ATTACHMENT C TO TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT
National CineMedia, Inc.
Summary of Outstanding Company Equity Awards